As filed with the Securities and Exchange Commission on October 1, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FOREST OIL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

New York	25-0484900
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

707 Seventeenth Street, Suite 3600

Denver, Colorado 80202

(303) 812-1400

(Address of Principal Executive Offices)

Forest Oil Corporation Patrick R. McDonald Restricted Stock Inducement Agreement

Forest Oil Corporation Patrick R. McDonald Performance Unit Inducement Award Agreement

(Full Title of the Plan)

Cyrus D. Marter IV

Senior Vice President, General Counsel and Secretary

Forest Oil Corporation

707 Seventeenth Street, Suite 3600

Denver, Colorado 80202

(303) 812-1400

(Name and Address and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Craig L. Evans

Scott D. Claassen

Stinson Morrison Hecker LLP

1201 Walnut, Suite 2900

Kansas City, Missouri 64106

(816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.10 per share, issuable pursuant to the Forest Oil Corporation Patrick R. McDonald Restricted Stock Inducement Agreement (3)	185,000	$8.04	(2)	$1,487,400	$202.88
Common Stock, par value $.10 per share, issuable pursuant to the Forest Oil Corporation Patrick R. McDonald Performance Unit Inducement Award Agreement (3)	290,000	$8.04	(2)	$2,331,600	$318.03

(1)          This registration statement shall also cover any additional shares of the Company’s common stock, par value $.10 per share (the “Common Stock”) that become issuable under the Forest Oil Corporation Patrick R. McDonald Restricted Stock Inducement Agreement and Forest Oil Corporation Patrick R. McDonald Performance Unit Inducement Award Agreement by reason of any stock dividend, stock split, recapitalization or similar transaction, effected without the Registrant’s receipt of consideration, which would increase the number of outstanding shares of Common Stock.

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, the maximum offering price is based on the average of the high and low price per share of the Common Stock as reported by the New York Stock Exchange on September 26, 2012.

(3)          Includes associated stock purchase rights, which automatically trade with common stock.  Prior to the occurrence of certain events, the preferred stock purchase rights will not be evidenced or traded separately from the common stock.  Value attributable to the preferred stock purchase rights, if any, is reflected in the market price of the common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement on Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                 Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 1-13515), filed with the Commission on February 22, 2012 (including information specifically incorporated by reference in the Registrant’s Form 10-K from the Registrant’s Definitive Proxy Statement for its 2012 Annual Meeting of Stockholders);

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on May 2, 2012, and Amendment No. 1 to Form 10-Q filed with the Commission on May 25, 2012;

(c) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed with the Commission on August 1, 2012;

(d) the Registrant’s Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01), filed with the Commission on January 10, 2012, February 17, 2012, March 16, 2012, April 13, 2012, May 11, 2012, May 29, 2012, June 4, 2012, June 15, 2012, June 25, 2012, September 12, 2012, and September 17, 2012; and

(e) the description of our common stock contained in our Registration Statement on Form 8-A filed on October 20, 1997, as amended by Amendment No. 1 to Form 8-A filed on October 17, 2003.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                                 Description of Securities

Not applicable.

Item 5.                                 Interests of Named Experts and Counsel

The validity of the shares of common stock covered by this Registration Statement has been passed upon by Forest by Joseph G. Walker, Senior Counsel and Assistant Secretary of Forest.  As of the date of this Registration Statement, Mr. Walker beneficially owns 13,565 shares of Forest common stock (including restricted shares subject to forfeiture provisions) and 5,000 phantom stock units payable in cash under the terms of the Forest Oil Corporation 2007 Stock Incentive Plan.

Item 6.                                 Indemnification of Directors and Officers

Sections 721 through 725 of the New York Business Corporation Law (the “NYBCL”) permit New York corporations such as Forest Oil Corporation, acting through their boards of directors, to extend broad protection to their directors, officers, and other employees by way of indemnity and advancement of expenses.  These sections (1) provide that the statutory indemnification provisions of the NYBCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not entitled, (2) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or bylaws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors or an agreement providing for indemnification and advancement of expenses, (3) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, (4) eliminate the requirement for mandatory statutory indemnification that the indemnified party be “wholly” successful, and (5) provide for the advancement of litigation expenses upon a receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification. Section 726 of the NYBCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted. Essentially, the NYBCL allows corporations to provide for indemnification of directors, officers and employees except in those cases where a judgment or other final adjudication adverse to the indemnified party establishes that the acts were committed in bad faith or were the result of active and deliberate dishonesty or that the indemnified party personally gained a financial profit or other advantage to which he was not legally entitled.

Article IX of our bylaws contains very broad indemnification provisions which permit us to avail ourselves of the NYBCL to extend broad protection to our directors, officers and employees by way of indemnity and advancement of expenses. Our bylaws set out the standard under which we will indemnify directors and officers, provides for reimbursement in such instances, for the advancement or reimbursement for expenses reasonably incurred in defending an action, and for the extension of indemnity to persons other than directors and officers. Our bylaws also establish the manner of handling indemnification when a lawsuit is settled. It is not intended that our bylaws are an exclusive method of indemnification.

We carry directors and officers liability coverages designed to insure our officers and directors and those of our subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to us and our subsidiaries for sums paid to directors and officers as indemnification for similar liability.

Item 7.                                 Exemption from Registration Claimed

Not applicable.

Item 8.                                 Exhibits

See Index to Exhibits immediately following the signature page.

Item 9.                                 Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 1st day of October, 2012.

Forest Oil Corporation
/s/ Michael N. Kennedy
Michael N. Kennedy
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael N. Kennedy, Cyrus D. Marter IV, and Victor A. Wind, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signatures	Title	Date

/s/ Patrick R. McDonald	President, Chief Executive Officer and Director	October 1, 2012
Patrick R. McDonald	(Principal Executive Officer)

/s/ Michael N. Kennedy	Executive Vice President and Chief Financial Officer	October 1, 2012
Michael N. Kennedy	(Principal Financial Officer)

/s/ Victor A. Wind	Senior Vice President, Chief Accounting Officer and	October 1, 2012
Victor A. Wind	Corporate Controller (Principal Accounting Officer)

/s/ James D. Lightner	Chairman of the Board	October 1, 2012
James D. Lightner

/s/ Loren K. Carroll	Director	October 1, 2012
Loren K. Carroll

/s/ Dod A. Fraser	Director	October 1, 2012
Dod A. Fraser

/s/ James H. Lee	Director	October 1, 2012
James H. Lee

/s/ Raymond I. Wilcox	Director	October 1, 2012
Raymond I. Wilcox

INDEX TO EXHIBITS

Exhibit Number	Document
5.1	Opinion of Joseph G. Walker
10.1	Forest Oil Corporation Patrick R. McDonald Restricted Stock Inducement Agreement.
10.2	Forest Oil Corporation Patrick R. McDonald Performance Unit Inducement Award Agreement
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of DeGolyer and MacNaughton.
23.3	Consent of Joseph G. Walker (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page hereto).